EX 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES RECORD FISCAL SECOND QUARTER
RESULTS
REVENUE INCREASED 44.3% TO A RECORD $263.4 MILLION AND
DILUTED OPERATING EARNINGS PER SHARE INCREASED 37.8% TO A RECORD
$0.51 PER SHARE;
ADJUSTED EBITDA INCREASED 41.0% TO A RECORD $74.6 MILLION

BERWYN, Pennsylvania, January 26, 2012 – DFC Global Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal second quarter ended December 31, 2011.

Fiscal 2012 Second Quarter Highlights

•	Total consolidated revenue grew to a record $263.4 million for the quarter, an increase of $80.9 million, or 44.3%, compared to the three months ended December 31, 2010. On a constant currency basis, total consolidated revenue increased by $82.9 million, or 45.5%.

•	Total consumer lending revenue increased to $159.7 million for the quarter, representing an increase of $60.4 million, or 60.8%, compared to the prior year’s quarter. Revenue from internet-based loans grew to $61.9 million for the quarter compared to $13.6 million for the three months ended December 31, 2010.

•	Total revenue from pawn lending increased to $20.5 million for the three months ended December 31, 2011 compared to $7.3 million for the prior year’s quarter. Pawn lending represented 7.8% of total consolidated revenue for the three months ended December 31, 2011 compared to 4.0% for the prior year’s quarter.

•	Consolidated adjusted EBITDA was a record $74.6 million for the three months ended December 31, 2011, representing an increase of $21.7 million, or 41.0%, compared to the prior year’s quarter, while also increasing by $22.3 million, or 42.2%, on a constant currency basis during the same period.

•	Diluted operating earnings per share was a record $0.51 for the fiscal 2012 second quarter compared to $0.37 for the second quarter of the prior fiscal year, representing an increase of 37.8%.

Discussion on Presentation of Information

The average value of the U.S. Dollar strengthened in relation to the Canadian Dollar and British Pound Sterling during the quarter, as compared to the prior year period, with the average values of both the Canadian and British currencies decreasing approximately 1% relative to the U.S. Dollar. Consequently, fluctuations in currency rates had a moderate unfavorable impact on year-over-year comparisons of the Company’s consolidated financial results; and as a result, the Company is providing some country comparisons on a constant currency basis.

However, when compared to the three months ended September 30, 2011, the average value of the U.S. Dollar was substantially stronger in relation to the Canadian Dollar, with the average value of the Canadian currency decreasing approximately 4% relative to the U.S. Dollar during the three months ended December 31, 2011. In addition, the average value of the British Pound Sterling decreased approximately 2% on a sequential quarter basis when measured against the U.S. Dollar.

Fiscal 2012 Second Quarter Overview
Commenting on the second quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am pleased to announce another quarter of record results for our Company despite recent headwinds in currency exchange rates. Total consolidated revenue for the quarter increased by 44.3% to a record $263.4 million, while total adjusted EBITDA increased by 41.0% to a record $74.6 million. Including the acquisition of the Risicum and MEM internet lending businesses, total consumer lending revenue increased by 60.8%, or $60.4 million, over the prior year’s quarter. Moreover, revenue derived from internet lending in the United Kingdom, Scandinavia and Canada, which is our fastest growing product, grew to a combined $61.9 million for the quarter compared to $13.6 million for the three months ended December 31, 2010.”

Jeff Weiss continued, “Growth in the internet lending business continues to be driven by the strong performance of the Express Finance, MEM and Risicum businesses we acquired in the United Kingdom and Scandinavia. These businesses continue to exceed our expectations and are attracting a new and slightly younger demographic, as compared to our storefront locations. The strong performance of these acquisitions is buttressed by our long-time strategy to retain the key management personnel of the businesses we acquire, as they know these businesses and markets very well, and our policy to deploy integration teams for an extended period of time to maintain strong corporate oversight and a seamless transition.

Our second fastest growing product, secured pawn lending, contributed $20.5 million of revenue during the quarter, nearly tripling the $7.3 million of revenue for the three months ended December 31, 2010. The total pawn loan book for the U.K. and Scandinavia combined, which includes the acquisition of the Sefina Scandinavian pawn lending business in December 2010, was $144.1 million at the end of the quarter compared to $113.3 million as of December 31, 2010. Due to the high carat value of gold jewelry typically pawned in Europe, the total pawn loan book for our now 31 stores in Sweden and Finland, which includes the opening of three de novo stores during the second quarter, was a robust $75.0 million as of December 31, 2011. Pawn lending, which represented 7.8% of our total Company revenue for the quarter, nicely fits with our strategy to offer loans in markets with long-established and strong product regulations.”

Jeff Weiss continued, “Through our industry associations in the United Kingdom and Canada, we continue to nurture a strong working relationship with the regulatory agencies in each country, who have both publicly acknowledged the need for our industry and their desire to promote a healthy and fair business environment. Currently, our industry association is working with the Office of Fair Trading in the United Kingdom to discuss policies and best practices with respect to debt collection procedures and methodologies. As a result of the substantial growth in our foreign operations, pay-based lending in the U.S. now comprises less than 7% of our total revenue, a relatively small component of our profits. Moreover, most of our U.S. pay-based lending activities are centered in California and Florida, two states which already have some of the most progressive product regulations in the country.”

Jeff Weiss continued, “As the ALICE (asset limited, income constrained, employed) demographic continues to grow around the world, we continue to make investments this fiscal year to enhance our management team and technology infrastructure, in order to support the future expansion of our global enterprise into new countries and product lines. For example, we recently established a second headquarters in the United Kingdom, in London, to oversee the development and expansion of our pawn lending business throughout Europe. This group will manage the integration of all future pawn store acquisitions and de novo store development in Europe outside of the United Kingdom, and will provide management oversight and direction to these businesses post-acquisition. In addition, the recent deployment of the most advanced automated dialer technology across our business units should enable more efficient customer contact resulting in stronger customer relationships and better debt collections management.”

Fiscal 2012 Second Quarter Business Update
Total consolidated revenue in the United Kingdom increased by £37.3 million, or 89.2%, for the quarter compared to the three months ended December 31, 2010. Consumer lending revenue grew by £30.5 million, or 129.6%, for the three months ended December 31, 2011, compared to the second quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending businesses, as well as continued strong performance and growth of our store-based business. Same store sales in the U.K. with respect to consumer lending, which considers stores that were open for at least fifteen months, increased by 27.7% this quarter. Revenue from internet lending in the United Kingdom, which was bolstered by the acquisition of the MEM internet lending business in April 2011, increased to £33.2 million for the quarter ended December 31, 2011, compared to £8.5 million for the prior year’s fiscal second quarter. The U.K. pawn lending business contributed £6.9 million of total revenue for the quarter, representing growth of 51.2% over the prior year period. Additionally, the Company opened 19 new stores in the U.K. during the quarter, which amounts to 75 new store openings over the past twelve months.

Total consolidated revenue in Canada increased by C$5.9 million, or 7.5%, over the prior year’s quarter. Consumer lending revenue increased by C$3.3 million, or 7.7%, during the fiscal second quarter, while the newly developed internet lending channel in Canada generated C$1.1 million of total revenue for the quarter, which should increase each successive quarter as the Company further expands this product into additional provinces. Debit card sales in Canada increased by 67.9% for the quarter as a result of an increased focus on customer loyalty programs.

With respect to Scandinavia, the Sefina pawn lending business contributed $9.5 million of total revenue and $3.8 million of adjusted EBITDA for the three months ended December 31, 2011. During the quarter, the Company opened two new Sefina pawn lending stores in Sweden and one new store in Finland. Risicum, the internet and telephony based lending business operating in Sweden and Finland, which the Company acquired in July 2011, contributed $8.9 million of revenue and $3.4 million of EBITDA during the quarter.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 19.7% for the quarter ended December 31, 2011 compared to 20.2% for the three months ended September 30, 2011, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans in the United Kingdom, Scandinavia and Canada. Internet loans typically carry higher loan losses, but with significantly lower fixed operating costs than the Company’s existing store-based businesses in those countries. Looking to the future, and considering the anticipated continued growth of the Company’s global internet lending business in relation to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to increase moderately on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store-based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended December 31, 2011 was 4.2%. As always, the Company is prepared to tighten or moderately loosen its lending criteria if the global economies deteriorate or expand, respectively, as it has successfully done in previous periods.

Fiscal 2012 Second Quarter Financial Results

For the three months ended December 31, 2011, the Company incurred $7.4 million of net one-time gains, principally related to an $8.6 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and legacy cross-currency interest rate swap agreements, offset in part by $1.0 million of acquisition related costs. Including these net one-time gains, income before income taxes on a GAAP basis was $38.3 million for the quarter compared to income before income taxes of $30.5 million for the second quarter of the previous fiscal year. Also reflecting the net one-time gains, the effective income tax rate for the three months ended December 31, 2011 was 31.6%, resulting in reported net income of $26.2 million compared to net income of $20.0 million for the second quarter of the previous fiscal year. Likewise, diluted earnings per share on a GAAP basis was $0.58 for the fiscal 2012 second quarter, compared to diluted earnings of $0.53 per share for the second quarter of the previous fiscal year.

With respect to operating earnings for the second quarter, excluding the net non-recurring gains for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $34.8 million for the quarter, an increase of 62.6% compared to $21.4 million for the three months ended December 31, 2010. Considering a pro forma effective income tax rate from operations of 34.0%, diluted operating earnings per share was $0.51 for the fiscal 2012 second quarter compared to $0.37 for the second quarter of the previous fiscal year, representing an increase of 37.8%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 11 of this News Release.

Company Liquidity

As of December 31, 2011, the Company’s long-term debt structure principally consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. The Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. In addition, there is a SEK 185 million (~$26.9 million) term loan in Sweden due July 2013, which the Company is looking to extend. Thus, the Company anticipates there will be no mandatory debt principal payment obligations until potentially the first put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes, followed by April 2015, for the $120.0 million tranche of U.S. senior convertible notes.

As of December 31, 2011, the Company had drawn $154.3 million of its $200.0 million global revolving credit facility. Furthermore, as of December 31, 2011, the Company had drawn £5.3 million of its £7.0 million credit facility in the United Kingdom, and had drawn SEK 260.0 million and EUR 16.0 million of its total SEK 325.0 million and EUR 17.5 million credit facilities in Scandinavia, in order to fund the growth of the U.K. business and growth of the pawn pledge book in Scandinavia, respectively.

Fiscal Year 2012 Outlook

The significant strengthening of the U.S. currency during the fiscal second quarter and the anticipated translation of the Company’s substantial international financial results into U.S. Dollars per GAAP for the remainder of the fiscal year, principally in relation to the Canadian and United Kingdom currencies, is expected to result in a drag on the Company’s operating earnings for fiscal year 2012 of approximately $0.09 per diluted share. Furthermore, also considering the additional investments in management infrastructure and technology being made this fiscal year to support future years’ growth, the Company is narrowing its earnings guidance range for fiscal year 2012 to adjusted EBITDA of between $300.0 million and $305.0 million compared to its previous estimate of between $295.0 million and $310.0 million, and operating diluted earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, to between $2.05 and $2.10 per share versus the Company’s previous estimate of between $2.00 and $2.15 per diluted share. The operating earnings per share guidance continues to assume an effective income tax rate from operations of 34.0% and 46.0 million diluted shares outstanding.

Investors Conference Call

The Company will be holding an investor’s conference call on January 26, 2012 at 5:00 pm ET to discuss its results for the fiscal second quarter ended December 31, 2011. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through February 9, 2012. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “40595536.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers and small business owners who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its approximately 1,300 retail storefront locations, multiple Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in seven countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At December 31, 2011, the Company’s global retail operations consisted of 1,324 retail storefront locations, of which 1,259 are company-owned stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, mce®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima® and MoneyNow!®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and Finland and Sweden primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K., Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2011	2011
Assets:
Cash and cash equivalents	$189.0	$196.0
Consumer loans, net:
Consumer loans	176.8	206.6
Less: Allowance for loan losses	(14.9)	(18.5)

Consumer loans, net	161.9	188.1
Pawn loans	136.2	144.3
Loans in default, net	13.8	26.5
Prepaid expenses and other current assets	69.7	68.0
Deferred tax assets, net	21.3	17.7
Property and equipment, net	100.0	108.7
Goodwill and other intangibles, net	932.0	922.1
Debt issuance costs, net and other assets	38.9	37.2

Total Assets	$1,662.8	$1,708.6

Liabilities:
Accounts and income taxes payable	$74.8	$59.5
Accrued expenses and other liabilities	162.8	149.6
Fair value of derivatives	73.9	48.5
Deferred tax liability	53.8	56.1
Revolving credit facilities and other short-term debt	95.7	186.3
Total long-term debt	775.2	768.2

Total Liabilities	1,236.2	1,268.2

Stockholders’ Equity:
Additional paid-in capital	469.2	475.0
Accumulated deficit	(49.7)	(25.6)
Accumulated other comprehensive income	7.6	(8.1)

Total DFC Global Corp. Stockholders’ Equity	427.1	441.3
Non-controlling interest	(0.5)	(0.9)

Total Stockholders’ Equity	426.6	440.4

Total Liabilities and Stockholders’ Equity	$1,662.8	$1,708.6

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Revenues:
Fees from consumer lending	$99.3	$159.7	$191.3	$	316.7
Check cashing fees	36.8	34.7	72.0		70.9
Pawn service fees and sales	7.3	20.5	13.5		41.3
Purchased gold sales	11.3	18.0	22.4		33.9
Money transfer fees	7.9	9.8	15.1		19.4
Other	19.9	20.7	42.4		42.8

Total revenues	182.5	263.4	356.7		525.0

Operating expenses:
Salaries and benefits	42.8	54.2	83.5		108.0
Provision for loan losses	16.5	31.5	30.4		63.3
Occupancy costs	12.0	14.8	23.6		29.8
Advertising	5.9	14.0	11.7		28.0
Depreciation	3.9	5.8	7.5		11.4
Bank charges and armored carrier services	3.9	5.3	7.7		10.7
Maintenance and repairs	3.2	4.0	6.5		8.1
COGS — purchased gold	7.2	14.3	14.9		26.4
Other	17.2	23.9	32.6		47.4

Total operating expenses	112.6	167.8	218.4		333.1

Operating margin	69.9	95.6	138.3		191.9

Corporate and other expenses:
Corporate expenses	23.9	29.6	49.4		60.7
Interest expense, net	21.9	24.2	43.5		48.7
Other depreciation and amortization	2.8	6.6	5.5		13.0
Unrealized foreign exchange (gain) loss	(17.8)	(12.3)	(32.4)		30.1
(Gain) loss on derivatives not designated as hedges	10.8	8.1	24.6		(12.7)
Reserve for (proceeds from) litigation settlements	(4.1)	-	(3.9)		4.0
Loss on store closings and other	1.9	1.1	2.7		1.1

Income before income taxes (incl. non-controlling interest)	30.5	38.3	48.9		47.0
Income tax provision	10.5	12.1	16.6		22.9

Net income (loss)	$20.0	$26.2	$32.3	$	24.1

Net income per share
Basic	$0.55	$0.60	$0.89	$	0.55
Diluted	$0.53	$0.58	$0.86	$	0.53
Weighted average shares outstanding
Basic	36.5	43.9	36.4		43.8
Diluted	37.9	45.2	37.6		45.6

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Income before income taxes (incl. non-controlling interest)	$30.5	$38.3	$48.9	$47.0
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.1	2.3	4.1	4.5
Unrealized foreign exchange (gain) loss	(17.8)	(12.3)	(32.4)	30.1
Non-cash impact of hedge ineffectiveness	6.1	3.7	15.6	(21.8)
Cross-currency swap amortization	1.6	1.6	3.2	3.3
Reserve for (proceeds from) litigation settlements	(4.1)	-	(3.9)	4.0
Acquisition costs expensed	2.7	1.0	3.7	2.1
Other items, net	0.3	0.2	0.7	0.3

Pro forma income before income taxes	21.4	34.8	39.9	69.5
Pro forma income taxes (35% for 2010; 34% for 2011)	7.5	11.8	14.0	23.6

Pro forma net income	$13.9	$23.0	$25.9	$45.9

Weighted average diluted shares outstanding	37.9	45.2	37.6	45.6

Diluted operating earnings per share	$0.37	$0.51	$0.69	$1.01

Diluted GAAP earnings per share	$0.53	$0.58	$0.86	$0.53

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Income before income taxes (incl. non-controlling interest)	$30.5	$38.3		$48.9	$47.0
Add:
Depreciation and amortization	6.7	12.4		13.0	24.4
Interest expense, net	21.9	24.2		43.5	48.7
Stock based compensation expense	1.9	2.9		4.0	5.0
Unrealized foreign exchange (gain) loss	(17.8)	(12.3)		(32.4)	30.1
(Gain) loss on derivatives not designated as hedges	10.8	8.1		24.6	(12.7)
Reserve for (proceeds from) litigation settlements	(4.1)	-		(3.9)	4.0
Acquisition costs expensed	2.7	1.0		3.7	2.1
Other items, net	0.3	-		0.5	-

Adjusted EBITDA	$52.9	$74.6	$101.9		$148.6

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Beginning Company-Operated Stores
United States	321	311	325	312
Canada	403	458	403	455
United Kingdom	342	418	330	400
Poland	1	4	-	3
Sweden	-	16	-	16
Finland	-	12	-	12

Total Beginning Company-Operated Stores	1,067	1,219	1,058	1,198

De novo Store Builds
United States	-	-	-	-
Canada	-	5	-	6
United Kingdom	16	19	30	38
Poland	-	3	1	4
Sweden	-	2	-	2
Finland	-	1	-	1

Total	16	30	31	51

Acquired Stores
United States	-	-	-	-
Canada	19	-	19	2
United Kingdom	1	15	1	15
Poland	-	-	-	-
Sweden	16	-	16	-
Finland	12	-	12	-

Total	48	15	48	17

Closed Stores
United States	2	5	6	6
Canada	3	-	3	-
United Kingdom	-	-	2	1
Poland	-	-	-	-
Sweden	-	-	-	-
Finland	-	-	-	-

Total	5	5	11	7

Ending Company-Operated Stores
United States	319	306	319	306
Canada	419	463	419	463
United Kingdom	359	452	359	452
Poland	1	7	1	7
Sweden	16	18	16	18
Finland	12	13	12	13

Total Ending Company-Operated Stores	1,126	1,259	1,126	1,259

Ending Franchise/Agent Stores
U.S.	-	-	-	-
Canada	43	20	43	20
U.K.	57	45	57	45

Total Ending Franchise/Agent Stores	100	65	100	65

Total Ending Store Count	1,226	1,324	1,226	1,324